Alexion Announces the Appointments of David R. Brennan, M. Michele Burns and Christopher J. Coughlin to Its Board of Directors

CHESHIRE, Conn., July 16, 2014 -- Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced the appointments of David R. Brennan, M. Michele Burns and Christopher J. Coughlin to the Company’s Board of Directors, effective immediately. With the appointments announced today, 10 of Alexion's 11 directors are independent.
“David, Michele and Chris bring significant commercial, financial, risk management and operational expertise to the Board, and, following on the May 2014 Board appointment of Jack Mollen, further enhance Alexion’s corporate governance. Their global operational expertise and experience serving on the Boards of other multinational organizations will be valuable to our growing business and we are pleased to welcome them to the Alexion Board of Directors,” said Max Link, Ph.D. Chairman of Alexion’s Board of Directors.
"Over the past two decades Alexion has grown from a biotech startup to one of the industry’s leading global companies. David, Michele and Chris are accomplished executives who will bring even more diverse perspectives and experiences to our Board as Alexion continues to expand and fulfill our mission of serving patients with devastating diseases in approximately 50 countries," said Leonard Bell, M.D., Chief Executive Officer of Alexion Pharmaceuticals, Inc.
Alexion’s three new Directors are:
David R. Brennan – Mr. Brennan, 60, most recently served as Chief Executive Officer and Executive Director of Astrazeneca PLC, one of the world’s largest pharmaceutical companies, from 2006 to 2012. Mr. Brennan worked for Astrazeneca in increasing roles of responsibility from 1992 through 2012, including as Executive Vice President of North America from 2001 to 2006, and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American subsidiary of Astra AB. Mr. Brennan began his career in 1975 at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck. Mr. Brennan currently serves on the Board of Directors of Innocoll, Inc. and Insmed Incorporated, and previously served on the Board of Directors of Astrazeneca PLC, Reed Elsevier PLC, and the Pharmaceutical Research & Manufacturers of America (PhRMA). He received a BA in business administration from Gettysburg College, where he is a member of the Board of Trustees.
M. Michele Burns – Ms. Burns, 56, currently serves as Center Fellow and Strategic Advisor, Stanford University Center on Longevity. She served in senior executive roles with Marsh & McLennan Companies, Inc. ("MMC"), including as Chief Executive Officer, Retirement Policy Center sponsored by MMC from 2011 to 2014, Chairwoman and Chief Executive Officer of Mercer LLC, a subsidiary of MMC, from 2006 to 2011, and Executive Vice President and Chief Financial Officer of MMC in 2006. From 2004 to 2006, Ms. Burns served as Executive Vice President, Chief Financial and Chief Restructuring Officer for Mirant Corporation. From 1999 to 2004 she worked in increasing roles of responsibility at Delta Air Lines, serving as Executive Vice President and Chief Financial Officer of Delta from 2000 to 2004. Michele began her career with Arthur Andersen, and over an 18-year tenure rose to Senior Partner, leading Andersen's Southern Region Federal Tax Practice, heading its U.S. Healthcare Tax Practice and its Southeastern Region Financial Services Tax Practice, and serving on its Global Advisory

Council. Ms. Burns currently serves on the Board of Directors of The Goldman Sachs Group, Inc., Cisco Systems, Inc., and Circle Internet Financial, Ltd. She also serves on the Executive Board and as Treasurer of the Elton John Aids Foundation. She previously served on the Board of Directors of Wal-Mart Stores, Inc., Ivan Allen Company, and Orbitz, LLC. She received a BA in business administration and a Master of Accountancy from the University of Georgia.
Christopher J. Coughlin – Mr. Coughlin, 62, is currently a Senior Advisor, McKinsey & Co., where he has served since 2012. He served as Advisor to the Chairman and CEO of Tyco International Ltd., a global provider of diversified products, services and industries, from 2010 to 2012, and as Executive Vice President and Chief Financial Officer of Tyco from 2005 to 2010 and during a period of significant international growth and restructuring. Mr. Coughlin previously served at the Interpublic Group of Companies, Inc. as Executive Vice President, Chief Operating Officer from 2003 to 2004. From 1998 to 2003, he served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation. From 1997 to1998 he was President, International at Nabisco Group Holdings and from 1996 to 1997 was Executive Vice President and Chief Financial Officer of Nabisco. From 1981 to 1996, Mr. Coughlin held various positions with Sterling Winthrop Incorporated, including Chief Financial Officer. Mr. Coughlin currently serves on the Board of Directors of Actavis plc, Covidien, and Dun & Bradstreet. He previously served on the Board of Directors of Forest Laboratories (acquired by Actavis plc), Dipexium Pharmaceuticals, Inc., The Interpublic Group of Companies, Monsanto Company, and Perrigo Company. He received a BS in accounting from Boston College.
About Alexion
Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris® (eculizumab) as a treatment for patients with PNH and aHUS, two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in nearly 50 countries for the treatment of PNH and in nearly 40 countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and ultra-rare disorders beyond PNH and aHUS, and is developing other highly innovative biotechnology product candidates, including asfotase alfa, across multiple therapeutic areas. This press release and further information about Alexion Pharmaceuticals can be found at: www.alexionpharma.com.
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Alexion Contacts:
Media:
Irving Adler, 203-271-8210
Executive Director, Corporate Communications
OR
Kim Diamond, 203-439-9600
Senior Director, Corporate Communications

Investors:
Elena Ridloff, 203-699-7722
Executive Director, Investor Relations